UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2020

KKR & Co. Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34820	26-0426107

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, Suite 4200 New York, New York	10019

(Address of principal executive offices)	(Zip Code)

(212) 750-8300

(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Class A Common Stock	KKR	New York Stock Exchange

6.75% Series A Preferred Stock	KKR PR A	New York Stock Exchange

6.50% Series B Preferred Stock	KKR PR B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 10, 2020, KKR Capital Markets Holdings L.P. and certain other capital market subsidiaries (collectively, the “Borrowers”) of KKR & Co. Inc. (together with its subsidiaries, “KKR”) replaced their existing 364-day revolving credit agreement with a new 364-day revolving credit agreement with a later maturity (the “Agreement”) with Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto.  The Agreement provides for revolving borrowings of up to $750 million, expires on April 9, 2021 and ranks pari passu with the existing $500 million revolving credit facility provided by them for KKR’s capital markets business.  The prior 364-day revolving credit agreement, dated as of June 27, 2019, between the Borrowers and Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto, was terminated according to its terms on April 10, 2020.

If a borrowing is made on the Agreement, the interest rate will vary depending on the type of drawdown requested. If the loan is a Eurocurrency loan, it will be based on LIBOR plus the applicable margin which ranges initially between 1.50% and 2.75%, depending on the duration of the loan. If the loan is an ABR Loan, it will be based on the prime rate plus the applicable margin which ranges initially between 0.50% and 1.75% depending on the amount and nature of the loan. Borrowings under the Agreement may only be used to facilitate the settlement of debt transactions syndicated by KKR’s capital markets business. Obligations under the Agreement are limited to the Borrowers, which are solely entities involved in KKR’s capital markets business, and liabilities under the Agreement are non-recourse to other parts of KKR.

The Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including a financial covenant providing for a maximum debt to equity ratio for the Borrowers. The Borrowers’ obligations under the Agreement are secured by certain assets of the Borrowers, including a pledge of equity interests of certain subsidiaries of the Borrowers.

Item 8.01	Other Events.

As previously announced, KKR’s 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, April 22, 2020 at 9:00 a.m., Eastern Time. In light of public health concerns regarding COVID-19, the Annual Meeting will be held in a virtual meeting format only. Stockholders of record at the close of business on March 16, 2020 can attend the meeting at https://edge.media-server.com/mmc/p/7iq4c3jx. In order to access the Annual Meeting, please be prepared to confirm your ownership of Class A common stock as of the record date. Please note that, during the Annual Meeting, the Company is not planning on providing any update on the business of the Company, which will be discussed on our upcoming quarterly earnings call following the release of our first quarter results. Further, there will not be any matter for the stockholders to vote on at the Annual Meeting, and, as such, no action is expected to be taken at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.
Date: April 16, 2020

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary